UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2013

Fifth Street Finance Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-33901	26-1219283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Bank Street, 12th Floor

White Plains, New York 10606

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (914) 286-6800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 14, 2013, the Board of Directors of Fifth Street Finance Corp. (“Fifth Street”) increased its size to eight members and appointed Ivelin M. Dimitrov to serve on the Board of Directors from January 15, 2013 until Fifth Street’s 2014 Annual Meeting of Stockholders.

Mr. Dimitrov has served as Fifth Street’s Chief Investment Officer and the Chief Investment Officer of its investment adviser since August 2011, and served as Co-Chief Investment Officer for these entities since November 2010 and June 2010, respectively. He is also a partner of Fifth Street’s investment adviser and serves on its investment committee. Mr. Dimitrov has over seven years of experience structuring middle market transactions. Mr. Dimitrov joined Fifth Street’s investment adviser in May 2005 and is responsible for the credit underwriting of its investment portfolio, overseeing risk analysis and investment approvals. Mr. Dimitrov leads the tactical asset allocation decisions for the portfolio, shifting exposures between asset classes and industries, as well as managing interest rate risk. He is also responsible for the recruitment and development of the investment adviser’s investment team. He has substantial experience in financial analysis, valuation and investment research. Mr. Dimitrov graduated from the Carroll Graduate School of Management at Boston College with an M.S. in Finance and has a B.S. in Business Administration from the University of Maine. He is also a holder of the Chartered Financial Analyst designation and has completed CFA Institute’s Investment Management Workshop at Harvard Business School.

Mr. Dimitrov will not receive compensation for serving as a director because Fifth Street does not directly compensate its interested directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2013	FIFTH STREET FINANCE CORP.

	By:	/s/ Bernard D. Berman
		Name:	Bernard D. Berman
		Title:	President